UNITED STATES

Securities and Exchange Commission

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

MONSANTO COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL SOLICITING MATERIAL

RELATED TO 2014 PROXY STATEMENT

JANUARY 14, 2015

On January 13, 2015, Monsanto Company (the “Company”) updated its disclosure regarding the board of director leadership roles, available at www.monsanto.com (the “Website”). Copies of the updated material posted to the Website are filed herewith as Exhibit 1.

The following supplemental disclosure is added to the description about the Role of the Lead Director on page 22 of the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission by the Company on December 10, 2014 (supplemental disclosure is underlined and italicized for convenience):

As lead director, Mr. Stevens:

•	approves information sent to the board, meeting agendas for the board and meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the board or meetings of the independent directors;

•	presides at executive sessions of the independent directors;

•	serves as the liaison between the chairman and the independent directors;

•	presides at all meetings of the board at which the chairman is not present;

•	is a member of the board’s executive committee;

•	is available to consult with the chairman and CEO about the concerns of the board;

•	is available to consult with any of our senior executives as to any concerns that executives might have; and

•	upon request is available for consultation and direct communication with major shareowners.

Important Additional Information

Monsanto, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Monsanto’s shareowners in connection with the matters to be considered at Monsanto’s 2015 Annual Meeting. Monsanto filed a definitive proxy statement with the SEC on December 10, 2014 in connection with any such solicitation of proxies from Monsanto’s shareowners. MONSANTO’S SHAREOWNERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Monsanto’s directors and executive officers in Monsanto’s shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with Monsanto’s 2015 Annual Meeting. Information can also be found in Monsanto’s Annual Report on Form 10-K for the year ended August 31, 2014, filed with the SEC on October 29, 2014, and Monsanto’s definitive proxy statement on Schedule 14A, filed with the SEC on December 10, 2014. Shareowners will be able to obtain the proxy statement, any amendments or supplements to the definitive proxy statement and other documents filed by Monsanto with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Monsanto’s website at www.monsanto.com or by contacting Corporate Secretary, Monsanto Company, 800 North Lindbergh Blvd., St. Louis, MO 63167. Shareowners may also contact Morrow & Co., LLC, Monsanto’s proxy solicitor, toll-free at (800) 607-0088.

Exhibit 1

Board of Directors Leadership Roles

Monsanto is focused on the company’s corporate governance practices and values independent board oversight as an essential component of strong corporate performance to enhance shareowner value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our chairman, are independent. In addition, all of the members of our board’s audit and finance committee, people and compensation committee and nominating and corporate governance committee are independent.

Hugh Grant is our chairman and chief executive officer. In this dual role, Mr. Grant is able to utilize the in-depth focus and perspective gained in running the company to effectively and efficiently guide the board. He fulfills his responsibilities in chairing the board through close interaction with our lead director, Robert Stevens, who was elected by the independent directors of our board.

Our board believes that the current board leadership structure is best for Monsanto and its shareowners at this time. Mr. Grant and Mr. Stevens have served with distinction in their respective leadership roles on the board as demonstrated by our company’s growth and development. They have a strong and effective working relationship with each other and the other members of the board and have the confidence of the board to continue leading the company forward.

The board has structured the role of our independent lead director to strike an appropriate balance to the combined chairman and chief executive officer role and to fulfill the important requirements of independent leadership on the board.

Below is a comparison of duties of our chairman and lead director.

•	Our chairman presides at all meetings of the board and shareowners. Our lead director presides at all meetings of the board at which the chairman is not present. Both our chairman and lead director have the authority to call board meetings. Our lead director also has the authority to call meetings of the independent directors.

•	Executive sessions of the independent directors are routinely held each time the board meets in person at a regularly scheduled meeting of the board. After each executive session, the lead director provides feedback to the chairman regarding matters discussed in the executive session.

•	Both the chairman and lead director are members of our board’s executive committee.

•	Our chairman establishes board agendas which are provided along with supporting material to each director approximately one week in advance of meetings. Our lead director confers with the chairman to approve information sent to the board, meeting agendas for the board and meeting schedules to assure that there is sufficient time for discussion of all agenda items.

The chairs of the board committees establish their agendas and review their committee materials in advance, communicating directly with the chairman and lead director as each determines appropriate. Moreover, each director is free to suggest agenda items and to raise matters at board and committee meetings that are not on the agenda.

In general, our lead director serves as the liaison between the chairman and the independent directors. He is available to consult with the chairman about the concerns of the board and is available to consult with any of the senior executives of the company as to any concerns that executives might have. If requested, he is available for consultation and direct communication with major shareowners.

While serving as lead Director, Mr. Stevens has overseen the development and implementation of governance practices that support high levels of performance by members of the board. His leadership fosters a board culture of open discussion and deliberation, with a thoughtful evaluation of risk, to support sound decision-making. He encourages communication among the directors, and between management and the board, to facilitate productive working relationships. Working with our chairman and other members of the board, Mr. Stevens also ensures there is an appropriate balance and focus among key board responsibilities such as strategy development; review of operations; risk oversight; and management succession planning.

He may be contacted by shareowners at the Office of the Lead Director, Monsanto Company, 800 North Lindbergh Boulevard, Mail Stop A3NA, St. Louis, Missouri 63167. The strong working relationships among the lead director, chairman and other directors are supported by a board governance culture that fosters open communications among the members, both during meetings and in the intervals between meetings. It is the sense of the board that such communication is important to develop an understanding of issues, promote appropriate oversight, and encourage the frank discussion of matters essential to leading a complex and dynamic enterprise.

We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the company’s needs.